Exhibit 99.2

December 13, 2012

ZAGG Announces Share Repurchase Program

SALT LAKE CITY-- (BUSINESS WIRE)--ZAGG Inc (NASDAQ: ZAGG), a leading mobile device accessories company, today announced that its Board of Directors has authorized a share repurchase program under which the company may repurchase up to $10 million of its outstanding common stock from time to time on the open market.

"The share repurchase program demonstrates our commitment to building long-term shareholder value and our confidence in the growth potential of ZAGG," stated Randy Hales, president and CEO of ZAGG. "Given the strong demand for ZAGG products, the expansion of our distribution, and the emergence of our brand, we see tremendous opportunities ahead."

The share repurchases will be made from time to time over the next twelve (12) months at the Company’s discretion.  The repurchase program may be suspended or discontinued at any time.  The Company’s board of directors also authorized the officers of the Company to utilize a Rule 10b5-1 plan to facilitate the purchases on behalf of the Company.  Repurchased shares will be available for use in connection with ZAGG's stock plans and for other corporate purposes.

The repurchase program will be funded using ZAGG's working capital.

About ZAGG Inc:

ZAGG Inc (NASDAQ: ZAGG) is a leading mobile device accessories and technology company with products that protect, personalize and enhance a consumer's mobile experience. ZAGG differentiates itself as the preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector. With a brand portfolio that includes ZAGG® and iFrogz™, the company manufactures and markets a complete line of products to improve the functionality of portable gadgets, including keyboards, cases, audio and protective films, through direct, retail, specialty and international channels. More information about the company and its brands is at www.ZAGG.com.

Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete, 303-415-0200
krogersc@genesisselect.com

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Media:
Lane PR
Jane Taber, 503-546-7888
jane@lanepr.com

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Company:
ZAGG Inc
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com
Source: ZAGG Inc